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Exhibit 23.1


Consent of Independent Auditors

We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-________) and related Prospectus of Jones Medical Industries, Inc. for the registration of 1,460,084 shares of its common stock and to the incorporation by reference therein of our reports
(a) dated February 12, 1996 (except for Note 16 as to which the date is February 26, 1996) with respect to the consolidated financial statements and schedule of Jones Medical Industries, Inc. in its Form 10-K for the year ended December 31, 1995, and (b) our reports dated February 12, 1996 (except for the first paragraph of Note 4 as to which the date is March 18, 1996 and except for Note 1 as to which the date is August 30, 1996) with respect to the restated consolidated financial statements of Jones Medical Industries, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in its Current Report on Form 8-K dated November 8, 1996.

St. Louis, Missouri
January 31, 1997
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Ernst & Young LLP